EXHIBIT 99.1

1105 Peters Road Harvey, Louisiana 70058 (504) 362-4321 Fax (504) 362-4966 NYSE: SPN
FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION CONTACT:
Terence Hall, CEO; Robert Taylor, CFO; Greg Rosenstein, VP of Investor Relations, 504-362-4321

Superior Energy Services, Inc. Announces Subsidiary SPN Resources Signs Agreement to Purchase Producing Properties

(Harvey, La., Thursday, July 1, 2004) Superior Energy Services, Inc. (NYSE: SPN) today announced that its subsidiary SPN Resources has signed a purchase and sale agreement to purchase South Pass 60 Field from BP America Production Company.

The sale includes 100% working interest in nine leases on seven shallow water Gulf of Mexico blocks, nine structures, several pipelines, and 125 producing wells. Current net production is estimated at 4,100 barrels of oil per day and 5,100 mcf per day. SPN Resources will operate the properties. BP is retaining deep drilling rights.

Service work identified for Superior companies involved with operating, maintaining, enhancing, and abandoning the field for SPN Resources has a market value estimated at $121 million over approximately the next six to eight years. "This transaction is consistent with our strategy of increasing utilization of our product and service lines through the acquisition of mature properties," said Terry Hall, President and CEO of Superior Energy Services, Inc. "The acquisition more than doubles our inventory of work for production-related, plugging and abandonment, and decommissioning work."

This transaction is expected to close by mid-July.

Superior Energy Services, Inc. provides a broad range of specialized oilfield services and equipment primarily to major and independent oil and gas companies engaged in the exploration, production and development of oil and natural gas properties offshore in the Gulf of Mexico and throughout the Gulf Coast region. These services and equipment include the rental of liftboats, rental of specialized oilfield equipment, electric and mechanical wireline services, well plug and abandonment services, well control, coiled tubing services and engineering services. Additional services provided include contract operating and supplemental labor, offshore construction and maintenance services, offshore and dockside environmental cleaning services, the manufacture and sale of drilling instrumentation and the manufacture and sale of oil spill containment equipment.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 which involve known and unknown risks, uncertainties and other factors. Among the factors that could cause actual results to differ materially are: volatility of the oil and gas industry, including the level of exploration, production and development activity; risks associated with the Company’s rapid growth; changes in competitive factors and other material factors that are described from time to time in the Company’s filings with the Securities and Exchange Commission. Actual events, circumstances, effects and results may be materially different from the results, performance or achievements expressed or implied by the forward-looking statements. Consequently, the forward-looking statements contained herein should not be regarded as representations by Superior or any other person that the projected outcomes can or will be achieved.